                                                                   EXHIBIT 11.1

                          MEDSTONE INTERNATIONAL, INC.

                      COMPUTATION OF PER SHARE INFORMATION


                                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                                         SEPTEMBER 30,                  SEPTEMBER 30,
                                                  ---------------------------    ---------------------------
                                                     1997             1996          1997             1996
                                                  ----------      -----------    ----------      -----------
Earnings:
   Net income ..................................   $1,150,249     $   812,386    $3,033,200      $(1,600,860)
                                                   ==========     ===========    ==========      ===========
Computation of primary per share information:
   Shares:
      Number of shares outstanding(b)...........    5,352,862       5,521,593     5,398,348        5,528,594
      Add effect of outstanding
         options and warrants(a),...............      180,118          49,178        91,405              ---
                                                  -----------     -----------     ---------      -----------
      Number of shares outstanding,
         as adjusted............................    5,532,980       5,570,771     5,489,753        5,528,594
                                                  ===========     ===========     =========      ===========

   Primary earnings per share:
      Net income ...............................  $       .21     $       .15     $     .55      $      (.29)
                                                  ===========     ===========     =========      ===========

Computation of fully diluted per share information:
   Shares:
      Number of shares outstanding
         per primary computation................    5,352,862       5,521,593     5,398,348
      Add effect of outstanding options and
         warrants(a)............................      180,118          49,178       167,965
                                                  -----------     -----------    ----------
      Number of shares outstanding as
         adjusted...............................    5,532,980       5,570,771     5,566,313
                                                  ===========     ===========    ==========

   Fully diluted earnings per share:
      Net income ...............................  $       .21     $       .15    $      .54
                                                  ===========     ===========    ==========

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(a) As determined by the application of the treasury stock method.

(b) Weighted average number of shares outstanding.